Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NPS Pharmaceuticals, Inc.:

NPS Pharmaceuticals, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-79622, 333-17521, 333-124821, 333-168533, 333-188491, and 333-176012) on Form S-8 and (Nos. 333-146235 and 333-190494) on Form S-3 of NPS Pharmaceuticals, Inc. of our reports dated February 18, 2014, with respect to the consolidated balance sheets of NPS Pharmaceuticals, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of NPS Pharmaceuticals, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
February 18, 2014